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                                                                     Exhibit 8.1



                                 August 6, 2001



Sprint Corporation
2330 Shawnee Mission Parkway
Westwood, Kansas 66205

     Re: Certain Federal Income Tax Consequences of the Offering of PCS Common Stock, Series 1
          -----------------------------------------------------------

Ladies and Gentlemen:

     We have acted as counsel to Sprint Corporation ("Sprint") in connection with the filing of a registration statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission containing a form of prospectus dated July 26, 2001 (the "Prospectus") as supplemented by a preliminary prospectus supplement dated July 30, 2001 and a final prospectus supplement to be dated on or about August 7, 2001 (together the "Prospectus Supplement") covering the offering (the "Offering") of PCS Common Stock, Series 1 (the "Series 1 PCS Stock"). In connection with the Offering you have requested our opinions regarding (i) the federal income tax treatment of stock designated as common stock in the Amended and Restated Articles of Incorporation of Sprint (the "Articles of Incorporation"), including the Series 1 PCS Stock, and (ii) the accuracy of the discussion included in the Prospectus Supplement under the caption "Certain Federal Income Tax Consequences."

     All terms used herein without definition shall have the respective meanings specified in the Prospectus Supplement, or if not defined therein the respective meanings specified in the Articles of Incorporation, or if not defined therein the respective meanings specified in the Restructuring and Merger Agreement dated May 26, 1998, by and among Sprint, Tele-Communications, Inc., Comcast Corporation, Cox Communications, Inc., Sprint Enterprises, L.P., TCI Spectrum Holdings, Inc., Comcast Telephony Services, Cox Telephony Partnership, TCI Philadelphia Holdings, Inc., Comcast Telephony Services, Inc., Com Telephony Services, Inc., Cox Telephony Partners, Inc., Cox Communications Wireless, Inc., SWV One, Inc., SWV Two, Inc., SWV Three. Inc., SWV Four, Inc., SWV Five, Inc., and SWV Six, Inc. (the "Restructuring Agreement").

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate. Specifically, we have examined, among other documents, (i) the
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Sprint Corporation
August 6, 2001
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Restructuring Agreement and the exhibits attached thereto, (ii) the Policy
Statement Regarding Tracking Stock Matters of the Sprint Board of Directors,
(iii) the Articles of Incorporation, (iv) the Tax Sharing Agreement, (v) the Registration Statement, (vi) the Prospectus, (vii) the Prospectus Supplement, and (viii) all pertinent attachments and exhibits to all of the foregoing (collectively, the "Transaction Documents").

     In our examination of the Transaction Documents and in our reliance upon them in rendering our opinions, we have assumed, with your consent, that all Transaction Documents submitted to us as photocopies or by telecopy faithfully reproduce the originals thereof; that the originals are authentic; that all such Transaction Documents submitted to us have been or will be duly executed and validly signed (or filed, where applicable) to the extent required in substantially the same form as they have been provided to us; that each executed Transaction Document will constitute the legal, valid, binding, and enforceable agreement of the signatory parties; that all representations and statements set forth in the Transaction Documents are and will remain true, accurate, and complete in all material respects; and that all obligations imposed on, or covenants agreed to by, the parties pursuant to any of the Transaction Documents have been or will be performed or satisfied in accordance with their terms in all material respects.

     We also have obtained such additional information, upon which we also have relied in rendering our opinions, as we have deemed relevant and necessary through consultations with various representatives of Sprint. Furthermore, we have obtained a written certificate from an executive officer of Sprint to verify certain relevant facts that have been represented to us or that we have been authorized to assume and upon which we have relied in rendering our opinions. In addition, you have permitted us to assume that issued and outstanding instruments designated as the stock of Sprint will be treated under Kansas law as validly issued and outstanding shares of Sprint stock.

     Based on the foregoing, it is our opinion that:

          (1) any outstanding stock which is designated as common stock of Sprint in the Articles of Incorporation, including Series 1 PCS Stock, will constitute voting stock of Sprint for federal income tax purposes; and

          (2) the discussion contained in the Prospectus Supplement under the caption "Certain Federal Income Tax Consequences" constitutes an accurate summary of the material United States federal income tax consequences, under current law, of the acquisition, ownership and disposition of Series 1 PCS Stock acquired in connection with the Offering.

     The opinions expressed herein are based upon existing statutory, regulatory, administrative, and judicial authority in effect as of the date of this letter, any of which may be changed at any time with retroactive effect. Further, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the representations or assumptions referred to herein that we have assumed with your consent to be
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Sprint Corporation
August 6, 2001
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true, accurate, and complete on the date hereof.  Our opinions cannot be relied upon if any of the material facts contained in such documents or any such additional information is, or later becomes, materially inaccurate or if any of the representations or assumptions referred to herein is, or later becomes, materially inaccurate.

     Our opinions represent our legal judgment, have no official status of any kind, and are not binding upon the Internal Revenue Service or any court. In this regard we note that no existing authority directly addresses the federal income tax classification of multiple classes of stock of a single corporation, each of which is intended to relate to and to track the economic performance of separate businesses owned and operated (directly or indirectly) by the issuing corporation. Moreover, the current policy of the Internal Revenue Service is to refuse to issue private letter rulings as to the federal income tax classification of stock such as Series 1 PCS Stock.

     Finally, our opinions are limited to the tax matters specifically addressed herein. We have not been asked to address, nor have we addressed, any other tax consequences of the Offering, including, but not limited to, any state, local, or foreign tax consequences.

     This letter is furnished by us as counsel to Sprint solely in connection with the Offering and is for the benefit of Sprint and may not be relied upon for any other purpose without our express written consent. We hereby consent, however, to the filing of this letter as an exhibit to the Registration Statement and to reference of our name under the caption "Certain Federal Income Tax Consequences" in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or rules and regulations promulgated thereunder.


                                    Very truly yours,


                                    KING & SPALDING